Exhibit 99.1

     [GRAPHIC OMITTED]                                          NEWS RELEASE
                                                                Contact:
                                                                Bea Slizewski
                                                                585-264-3189

                     PRO-FAC COOPERATIVE ANNOUNCES DELAY IN
                        FOURTH QUARTER DIVIDEND PAYMENTS

ROCHESTER, N.Y., July 9, 2002 ...Pro-Fac Cooperative, Inc. (Nasdaq: PFACP), an agricultural cooperative based in Rochester, New York, today announced that its board of directors has decided to delay the payment of dividends normally paid on or about July 31 of each year on Pro-Fac's cumulative preferred stock, non-cumulative preferred stock, and common stock.

As was previously announced on June 21, 2002, Pro-Fac and Agrilink Foods, Inc., a wholly owned subsidiary of Pro-Fac, incurred a non-cash impairment charge in their financial statements for the fiscal year ending June 29, 2002 to the goodwill value of Agrilink. The amount of the charge, to conform with Financial Accounting Standard 142, was originally expected to be approximately $105 million, but, upon further review of the situation by Pro-Fac, Agrilink and Pro-Fac's independent accountants, is now expected to be approximately $140 million. Agrilink initiated and has obtained an interim waiver from its existing bank lenders waiving the impact of the impairment charge on a covenant under the bank lending facility, so that Agrilink will continue to have access to borrowing under its bank lending agreement to fund the operations of its business through September 27, 2002.

On June 21, 2002, Agrilink, Pro-Fac and Vestar Capital Partners also announced the signing of a definitive agreement providing for a $175 million equity investment in Agrilink under which affiliates of Vestar will obtain control of Agrilink. The equity investment will be used, along with proceeds of a new credit facility, to repay Agrilink's existing bank indebtedness.

Because the exact amount of the impairment charge has not been determined, and because it is unclear whether the impairment charge will have any impact on any covenants under

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Pro-Fac Delays Dividends (p.2)


Agrilink's other lending arrangements, Pro-Fac's Board of Directors has decided to delay the payment of its dividends normally paid in July pending the closing of the transaction with Vestar. No record date or payment date has been fixed by the Board of Directors at this time.

In a separate announcement today, Agrilink said that it has initiated the solicitation process for consent to the Vestar transaction by the holders of its senior subordinated notes which is expected to be completed on or about July 22, 2002. The closing of the Vestar transaction is targeted for early August, 2002.


Pro-Fac Cooperative is a grower cooperative consisting of more than 500 members who provide fruits and vegetables that are processed at facilities across the country. These commodities are marketed as branded, private label and foodservice products, primarily through Agrilink Foods.




This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the consummation of the equity investment by Vestar in Agrilink; the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Pro-Fac Cooperative's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 as well as other reports and information filed by Pro-Fac Cooperative with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.

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